FOR IMMEDIATE RELEASE                                 SKTV/PR35







                         SILVER KING COMMUNICATIONS, INC.
                         AND HOME SHOPPING NETWORK, INC.
                           ANNOUNCE AGREEMENT TO MERGE


         NEW YORK, NY (August 26, 1996) -- Silver King Communications,

         Inc. (NASDAQ:  SKTV) and Home Shopping Network, Inc. (NYSE:

         HSN) today entered into a definitive merger agreement, pursuant to which Home Shopping Network (HSN) will become a subsidiary of Silver King.  The merger marks the reunification of the two companies which split in 1992 and supersedes Silver King's pre-

         vious agreement to purchase only Liberty Media Corp.'s (NASDAQ:

         LBTYA) controlling interest in HSN.


         Combined, Silver King and Home Shopping Network occupy a unique position with cable, broadcast and electronic retailing pro-

         gramming interests.  In addition to HSN's pioneering electronic retailing business and Silver King's television broadcast

         group, the sixth largest in the nation (with interests in 21 full-powered stations), the new company's assets will include the Internet Shopping Network (ISN), one of the largest elec-

         tronic retailers on the Internet; Vela Research, specializing in digital video encoder/decoder technology; and, pending con-

         summation of Silver King's merger agreement with Savoy Pictures

         Entertainment, Inc. (NASDAQ:  SPEI), SF Broadcasting, which owns and operates VHF Fox affiliates in four major markets.


         Under the terms of the merger agreement, holders of HSN Common

         Stock will receive 0.45 of a share of Silver King Common Stock







         for each share of HSN Common Stock.  Each share of HSN Class B

         Stock, which has ten votes per share and is held solely by Lib-

         erty Media Corp., will be converted into 0.54 of a share of

         Silver King Class B Stock.  The consideration to be received by

         Liberty Media represents a premium of 10.67 percent on its ag-

         gregate holdings of HSN Common Stock and Class B Stock.


         Consummation of the merger is subject to Silver King and HSN shareholder approvals.  Approval from HSN shareholders will include the majority decision of holders of HSN Common Stock voting at the meeting, excluding Liberty Media Corp.  Approval from Silver King shareholders will include the majority deci-

         sion of holders of Silver King Common Stock.


         "At no risk of overstatement, this is a complex transaction,"

         stated Silver King and HSN Chairman Barry Diller.  "Not that it needs suggestion, but given the interrelationships of HSN's and

         Silver King's businesses, its Chairman and Liberty Media's large shareholdings in both companies, I invite a detailed evaluation of the proposed merger.  I am confident that such scrutiny will support one of the transactions key thresholds,

         i.e., that it is fair and balanced and in the best interests of all shareholders.  As to its more expansive possibilities, I believe the combination will allow the companies the very best way to pursue their very aggressive individual agendas with clarity and without conflict."



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         To represent the interests of Home Shopping Network's share-

         holders other than Liberty Media and Barry Diller, HSN's Board of Directors formed a Special Committee of Independent Direc-

         tors, which in turn retained independent counsel and financial advisors to negotiate the terms of the merger.  The Committee approved the transaction, which was subsequently approved by

         HSN's Board of Directors based on the Committee's recommenda-

         tion.


         "This merger enhances the value of both Silver King Communica-

         tions and Home Shopping Network," stated HSN Board member and

         Chief Executive Officer James Held.  "HSN is directly on target with a realistic but aggressive revenue growth plan while Sil-

         ver King's business plan has significant upside potential.

         Combined, the company can nurture its subsidiaries more ef-

         ficiently and has the proper base to support entirely new ven-

         tures that capitalize on its collective assets."


         As Liberty Media Corp. may not at this time own more than a

         21.37 percent equity interest in Silver King without further

         Federal Communications Commission (FCC) approval, Liberty Media will not, at the time of the merger, exchange 18.3 million HSN shares (17.57 million shares of Common Stock and 0.74 million shares of Class B Stock) for Silver King securities.  Instead

         Liberty Media will retain a 19.9 percent minority interest in

         HSN, which, under the terms of the merger, will be exchanged,


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         in a tax-free transaction, for additional Silver King shares as soon as possible consistent with applicable FCC guidelines.


         Additionally, approximately 2.6 million contingent shares of

         Silver King Class B Stock due Liberty Media for shares of HSN

         Class B stock acquired in the merger will not be issued until such time as Liberty Media is legally permitted to own them.

         Silver King management believes it highly unlikely that this exchange will not be completed within three years of the con-

         summation of the merger agreement.  However, if at the end of three years any of the 2.6 million Silver King contingent

         shares have not been issued, Liberty Media would also have the right during the next two years to dispose of such shares, plus additional shares from Silver King to pay any related taxes,

         provided Liberty Media can obtain FCC approval to do so.


         Upon closing of the merger, (prior to any conversion of Liberty

         Media's 19.9 percent retained interest), Home Shopping Network will become an 80.1 percent subsidiary of Silver King Com-

         munications.  Original Silver King shareholders (other than

         Liberty Media) will own approximately 7.4 million Silver King shares, former HSN Common Stock shareholders (other than Lib-

         erty Media) will own approximately 24.5 million Silver King shares and Liberty Media Corp. will own approximately 9.8 mil-

         lion Silver King shares (including approximately 2.1 million already owned).  Additionally, shareholders of Savoy Pictures










         Entertainment will own approximately 4.2 million Silver King shares upon completion of that transaction.  Silver King shares received by Liberty Media under the merger agreement will be subject to the terms of an existing stockholders agreement be-

         tween Liberty Media and Barry Diller, pursuant to which Mr.

         Diller, through BDTV, Inc., exercises general voting control of these securities subject to certain extraordinary matters.

         Home Shopping Network pioneered the television shopping indus-

         try in 1982.  Its 24-hour programming reaches approximately 69 million households via cable and broadcast station affiliates and satellite dish receivers.


         Silver King Communications, the nation's sixth largest televi-

         sion station group, owns and operates 12 independent full-power

         UHF broadcast stations in 11 major markets, reaching ap-

         proximately 29 million television households.  The stations serve 10 of the 16 largest markets in the United States includ-

         ing New York, Los Angeles, Chicago and Philadelphia.  Silver

         King also owns minority interests, ranging from 33-49 percent,

         in seven major market stations, which reach an additional 10 million U.S. television households.


         CONTACTS:

              SILVER KING COMMUNICATIONS, INC.:
                   Jason Stewart
                   Director of Corporate Communications
                                                 Tel:  (310) 247-7234











              HOME SHOPPING NETWORK, INC.:
                   Meredith Dobbs
                   Corporate Communications      Tel:  (813) 572-8585

















































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